Exhibit 99.1
CONSENT OF STEPHENS INC.

To the Board of Directors
Valley Republic Bancorp
Bakersfield, California

Stephens Inc. (“Stephens”) consents to the inclusion and description of its opinion letter, delivered to the Board of Directors of Valley Republic Bancorp and dated July 26, 2021, in the Joint Proxy Statement/Prospectus of TriCo Bancshares and Valley Republic Bancorp, which forms a part of the Registration Statement on Form S-4 and the references to our firm under the captions “Summary—Opinion of Valley’s Financial Advisor,” “The Merger—Background of the Merger,” in such Joint Proxy Statement/Prospectus. Stephens further consents to the attachment of its opinion letter as Appendix B of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Stephens Inc.

San Francisco, CA

October 19, 2021